Exhibit 4.17
                                NOTE
                                                         New York, New York
$53,000,000.00                                            December 22, 1997



     FOR VALUE RECEIVED, THE INTERLAKE CORPORATION, a Delaware corporation (the "Borrower"), hereby promises to pay to the order of THE FIRST NATIONAL BANK OF CHICAGO (the "Bank"), in lawful money of the United States of America in immediately available funds, at the office of The Chase Manhattan Bank (the "Administrative Agent") located at 270 Park Avenue, New York, New York 10017 on the Maturity Date (as defined in the Second Amended and Restated Credit Agreement referred to below) the principal sum of FIFTY-THREE MILLION DOLLARS or, if less, the unpaid principal amount of all Loans (as defined in the Second Amended and Restated Credit Agreement) made by the Bank pursuant to the Second Amended and Restated Credit Agreement.

     The Borrower promises also to pay interest on the unpaid principal amount of each Loan in like money at said office from the date such Loan is made until paid at the rates and at the times provided in Section 1.08 of the Second Amended and Restated Credit Agreement.

     This Note is one of the Notes referred to in the Second Amended and Restated Credit Agreement, dated as of September 27, 1989 and amended and restated as of December 22, 1997, among the Borrower, the financial institutions named therein (including the Bank), the Administrative Agent and the Document Agent (as so amended and restated and as the same may hereafter be amended, modified or supplemented from time to time, the "Second Amended and Restated Credit Agreement") and is entitled to the benefits thereof. This Note is issued in replacement of the Notes as defined in and issued pursuant to the Original Credit Agreement (as defined in the Second Amended and Restated Credit Agreement). This Note is guaranteed pursuant to the Subsidiary Guaranties and is secured by certain Security Documents (as defined in the Second Amended and Restated Credit Agreement). As provided in the Second Amended and Restated Credit Agreement, this Note is subject to voluntary and mandatory prepayment prior to the Maturity Date, in whole or in part.

     In case an Event of Default (as defined in the Second Amended and Restated Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Second Amended and Restated Credit Agreement.

     The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.


     THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
                                THE INTERLAKE CORPORATION


                                By:
                                   Name:
                                   Title: